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EXHIBIT 10.1(6) LICENSE AGREEMENT WITH MAJOR LEAGUE BASEBALL PROPERTIES, INC.
DATED FEBRUARY 26, 2003


Contract No. ML-2329F(rv)


            MAJOR LEAGUE BASEBALL PROPERTIES, INC. LICENSE AGREEMENT


         THIS LICENSE AGREEMENT is by and between Major League Baseball Properties, Inc., 245 Park Avenue, New York, New York 10167 (hereinafter referred to as "Licensor"), on its own behalf and as agent for the Major League Baseball Clubs (the "Clubs"), Pacific Telesis Group ("PTG"), the Office of the Commissioner of Baseball (the "BOC") and the American and National Leagues of Professional Baseball Clubs (the "Leagues") and Fotoball USA, Incorporated, 6740 Cobra Way, San Diego, CA 92121 (hereinafter referred to as "Licensee"). This Agreement is not effective until signed by the parties hereto.


                   THIS WILL CONFIRM OUR AGREEMENT AS FOLLOWS:

       1. GRANT OF LICENSE: Licensor grants to Licensee for the term of this Agreement, subject to the terms and conditions hereinafter contained (including, without limitation, the additional miscellaneous terms and conditions contained in SCHEDULE G hereto), the limited exclusive (as set forth in SCHEDULE G, EXCLUSIVITY) and the non-exclusive license to utilize certain specified names, word marks, logos, uniform designs, mascots, images, colors and color combinations, trade dress, characters, symbols, designs, likenesses and visual representations associated with and/or related to the various Major League Baseball-affiliated entities and their products and services, as described in SCHEDULE A attached hereto (herein such names, word marks, logos, uniform designs, mascots, images, colors and color combinations, trade dress, characters, symbols, designs, likenesses and visual representations are collectively called the "Logos"), to be used solely in connection with the manufacture, distribution, promotion, advertisement and sale of the article or articles specified in SCHEDULE B attached hereto (herein such article or articles are called "Licensed Product(s)"). This license does not constitute and may not be used so as to imply the endorsement of the Licensed Product(s) or any other product of Licensee by Licensor, Major League Baseball Enterprises, Inc. ("MLBE"), Major League Baseball Properties Canada Inc. ("MLBPC"), Baseball Television, Inc. d/b/a Major League Baseball International ("MLBI"), MLB Advanced Media, L.P. ("MLBAM LP"), MLB Advanced Media, Inc. ("MLBAM Inc."), MLB Media Holdings, Inc. ("MLBMH Inc."), MLB Media Holdings, L.P. ("MLBMH LP") and MLB Online Services, Inc. ("MLBOS") (MLBAM LP, MLBAM Inc., MLBMH Inc., MLBMH LP and MLBOS are hereinafter referred to collectively as "MLBAM"), the BOC, the Leagues, the Clubs or PTG. While the Logos may be used as trademarks subject to the terms of this Agreement, the Logos are not licensed herein for use as certification marks or indications of a particular standard of quality. Any exclusivity granted hereunder shall be subject to (i) presently outstanding agreements granted by the Clubs and PTG; (ii) the rights of the Clubs, MLBE, MLBPC, MLBI, MLBAM, PTG, Licensor, and each of their respective affiliates to distribute (directly or indirectly) products throughout the world (through any means or medium); and (iii) the grant by Licensor to the Major League Baseball Players Alumni Association (the "MLBPAA") of worldwide rights to utilize the word marks "Major League" and "Major League Baseball" as part of the MLBPAA's name, logos, designs, symbols and other visual representations (the "MLBPAA Marks"), which include the right to grant to third parties the right to use the MLBPAA Marks. Further, any exclusivity granted hereunder shall pertain only to the extent of the items described and, if given, at the price relating thereto, if specified in this Agreement. Licensor warrants and represents that as the agent for the Clubs and PTG, pursuant to authority granted by the Clubs and PTG, it has the full authority to


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                                       -2-

license the Logos in connection with the manufacture, distribution, promotion, advertisement and sale of the Licensed Product(s).

       2. TERRITORY: Licensee shall be entitled to use the license granted hereunder only in the territory described in SCHEDULE C attached hereto (herein such territory is called "Licensed Territory"). Licensee will not make use of or authorize any use of this license or the Licensed Product(s) outside the Licensed Territory or distribute or sell the Licensed Product(s) directly or through others to retailers outside the Licensed Territory.

       3. LICENSE PERIOD: The license granted hereunder shall be effective and expire as of the dates specified in SCHEDULE D attached hereto and except as otherwise provided for sell-off purposes as specified in Paragraph 17 hereof, unless sooner terminated in accordance with the terms and conditions hereof.

       4. PAYMENT:

          A. Advance and Guaranteed Compensation: Licensee agrees to pay Licensor the sums specified in SCHEDULE E attached hereto, as advance minimum compensation (herein called "Advance Compensation") and as guaranteed minimum compensation (herein called "Guaranteed Compensation" and together with Advance Compensation, the "Total Guaranteed Compensation"). The Advance Compensation shall be paid as set forth in SCHEDULE E, and shall apply against Percentage Compensation as defined below. The Guaranteed Compensation shall be paid as provided in SCHEDULE E except to the extent that paid Advance Compensation and annual cumulative payments of Percentage Compensation shall theretofore have offset all or a portion of the total of such Guaranteed Compensation. Notwithstanding the foregoing, no part of Percentage Compensation which may be attributable to premium sales (as defined hereunder) of the Licensed Product(s) shall serve to offset any part of the Total Guaranteed Compensation specified in SCHEDULE E. No part of such Advance Compensation and no part of such Guaranteed Compensation shall be repayable to Licensee in any event, except as is expressly provided for herein. No part of any amounts paid or payable hereunder may be used to offset or apply against any other amount owed by Licensee to Licensor or to any other Major League Baseball-affiliated entity. In the event of a work stoppage delaying or interrupting the playing of Major League Baseball games, the parties agree that this Agreement shall continue in full force and, except as otherwise provided in writing in this Agreement, Licensee shall not be entitled to any other form of compensation nor shall Licensor or the Clubs, the Leagues, the BOC, MLBE, MLBPC, PTG, MLBAM or MLBI, be otherwise liable to Licensee for any losses incurred by Licensee on account of any such work stoppage.

          B. Percentage Compensation: Licensee agrees to pay Licensor a sum equal to the percentage specified in SCHEDULE E (or Licensor's prevailing rate, if greater) of all net sales (as defined below) by Licensee or, subject to SCHEDULE G, LICENSEE AFFILIATES, any of its affiliated, associated or subsidiary entities (collectively, "Licensee Affiliates"), of the Licensed Product(s) covered by this Agreement. (Such percentage of net sales is herein called "Percentage Compensation.") Percentage Compensation shall be payable concurrently with the periodic statements required in the following paragraph, except to the extent offset by Total Guaranteed Compensation theretofore remitted. The term "net sales" shall mean gross sales based on the wholesale price to the retail trade less quantity discounts and actual returns, but no deduction shall be made for uncollectible accounts, commissions, taxes, discounts other than quantity discounts, such as cash discounts and discounts attributable to the issuance of a letter of credit, or any other amount. Notwithstanding the foregoing, with regard to Canadian sales, if authorized hereunder, Licensee shall pay Percentage Compensation on the price of the Licensed Product(s) excluding "GST" and any duty and shall submit all statements and Percentage Compensation payments to such party designated by Licensor and as required by this Agreement. Licensee shall account separately for all sales of each Licensed Product (itemized by country and by Licensed Product),



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                                       -3-

pursuant to the requirements of Paragraph 5 below. No costs incurred in the manufacture, sale, distribution, promotion or advertisement of the Licensed Product(s) shall be deducted from any Percentage Compensation payable by Licensee. Said Percentage Compensation shall also be paid by Licensee to Licensor on all Licensed Product(s) (including, without limitation, any irregulars, seconds, etc. distributed pursuant to the provisions of Paragraph 10 of this Agreement) distributed by Licensee or any Licensee Affiliate, even if not billed or billed at less than usual net sales price for such Licensed Product(s), and shall be based upon the greater of the usual net sales price sold to the trade by Licensee for (i) such Licensed Product(s), or (ii) if such Licensed Product(s) have not been so sold, products similar to the Licensed Product(s). Licensor acknowledges that units of the Licensed Product(s) that are exported by Licensee to other licensees of Licensor authorized to distribute such Licensed Product(s) outside the Licensed Territory may, with Licensor's written approval, be sold without any obligation on Licensee to pay Percentage Compensation to Licensor on such units.

          C. INVOICES: Licensee agrees to pay Licensor all sums due and payable to Licensor relating to this Agreement. Any late payments in connection with such invoices shall require Licensee to pay Licensor, in addition to the invoiced amount due, interest (accruing at the time such obligation was first owed) at one percent (1%) per month or the highest prime lending rate of Chase Manhattan Bank, whichever is greater, on the amounts delinquent for the period of the delinquency, without prejudice to any other rights of Licensor in connection therewith.

          D. MARKETING CONTRIBUTION: Licensee agrees that Licensor shall have the right in its sole discretion and in a style and manner in which it chooses, to produce and allow others to produce on its behalf catalogs, sales sheets or brochures (hereinafter "catalogs") wherein merchandise from licensees of Licensor shall be displayed. Licensee hereby grants to Licensor the right to feature the Licensed Product(s) and to use Licensee's trademarks and corporate identification (including, without limitation, the brand names of the Licensed Product(s)) in any and all media for purposes of promoting and advertising either the Licensed Product(s) and/or Licensor, its affiliates, and promotions for the foregoing, without additional approvals or any compensation.

          5. PERIODIC STATEMENTS: Within thirty (30) days after the first day of the license period, and promptly on the 30th day of every calendar month thereafter, Licensee shall furnish to Licensor complete and accurate statements, certified to be accurate by Licensee, or if a corporation, by an officer of Licensee, showing the sales volume of each Licensed Product (itemized by Club, for each applicable Licensed Product), gross sales price, allowable itemized deductions from gross sales price, and net sales price of the Licensed Product(s) distributed and/or sold by Licensee or any Licensee Affiliate during the preceding calendar month, together with any returns made during the preceding calendar month. Such statements shall be furnished to Licensor whether or not any of the Licensed Product(s) have been sold, or any payment is shown to be due Licensor, during the calendar months in which such statements are due. Licensee shall furnish to Licensor sufficient background information so as to make such statements intelligible to Licensor, and on request of Licensor (but not more than once per calendar year during the license period), a complete list of Licensee's customers to whom Licensed Product(s) have been sold and corresponding information regarding distribution to such accounts. Licensor agrees that it will not divulge said customer list to any other licensee of Licensor, to any other competitor licensing organization, or to any competitor of Licensee, as identified by Licensee, except as required by law. Receipt or acceptance by Licensor of any of the statements furnished pursuant to this Agreement or of any sums paid hereunder shall not preclude Licensor from questioning the correctness thereof at any time, and in the event that any inconsistencies or mistakes are discovered in such statements or payments, they shall immediately be rectified and the appropriate payments made by Licensee. Late payment penalties, if any, shall be made pursuant to Paragraph 4(C). Upon demand of Licensor, Licensee shall at its own expense, but not more than once in any twelve (12) month period, furnish to Licensor a detailed statement, certified by an independent certified public accounting firm approved by Licensor, showing the



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sales volume of each Licensed Product (itemized by Club, for each applicable
Licensed Product), gross sales price, itemized deductions from gross sales price and net sales price of the Licensed Product(s) covered by this Agreement distributed and/or sold by Licensee and Licensee Affiliates to the date of Licensor's demand. Licensee shall additionally provide, on Licensor's written request and at Licensee's cost, the audited financial statements for Licensee and/or any Licensee Affiliate for the requested year(s). All amounts payable pursuant to this Agreement shall be in U.S. dollars only.


       6. BOOKS AND RECORDS:

          A. Licensee shall keep, maintain and preserve in its principal place of business for at least four (4) years following termination or expiration of this Agreement or any renewal thereof, complete and accurate records and accounts covering all transactions relating to this Agreement and pertaining to the various items required to be shown on the statements to be submitted by Licensee, including, without limitation, invoices, correspondence and banking, financial and other records in Licensee's possession or under its control. To the extent that such records are commingled with other business records of Licensee, Licensor shall nonetheless be entitled to review all of Licensee's records. Such records and accounts shall be available for inspection and audit (and copying at Licensor's expense) at Licensee's principal place of business or such other Licensee-controlled facility as Licensor shall request at any time or times during or after the term or terms of this Agreement during reasonable business hours and upon reasonable notice (not to exceed thirty (30) days) by Licensor or its representatives. Licensor shall also have the right to inspect Licensee's plants, warehouses or storage facilities at any reasonable time without notice, to ensure compliance with this Paragraph and Paragraph 10 below. Licensee agrees not to cause or permit any interference with Licensor or representatives of Licensor in the performance of their duties of inspection and audit.

          B. The exercise by Licensor, in whole or in part or at any time or times, of the right to audit records and accounts or of any other right herein granted, the acceptance by Licensor of any statement or statements or the receipt and deposit by Licensor of any payment tendered by or on behalf of Licensee shall be without prejudice to any rights or remedies of Licensor and shall not estop or prevent Licensor from thereafter disputing the accuracy of any such statement or payment.

          C. If pursuant to its rights hereunder to audit and inspect Licensor causes an audit and inspection to be instituted which thereafter discloses a deficiency of three percent (3%) or more between the amount found to be due to Licensor and the amount actually paid or credited to Licensor, then Licensee shall be responsible for payment of the entire deficiency, together with interest thereon at the then current prime rate of Chase Manhattan Bank or its successor from the date such amount became due until the date of payment, and the costs and expenses of such audit and inspection. If the audit discloses a deficiency of less than three percent (3%) between the amount found to be due to Licensor and the amount actually paid or credited to Licensor, then Licensee shall pay Licensor the amount of the deficiency plus interest as calculated above. To the extent that Licensee does not have all records and management personnel available during Licensor's scheduled audit and such audit needs to be rescheduled, the cost of the rescheduled audit will be the responsibility of Licensee.


       7. INDEMNIFICATIONS AND PROTECTIONS:

          A. Licensor hereby agrees to indemnify, defend and hold Licensee and its owners, shareholders, directors, officers, employees, agents, representatives, successors and assigns harmless from any claims, suits, damages or costs (including reasonable attorneys' fees and expenses) arising from (i) challenges to Licensor's authority as agent for and pursuant to authority granted by the Clubs and PTG to license the Logos in connection with the manufacture, distribution, promotion, advertisement and sale of the Licensed Product(s) or (ii) assertions to any claim of right or interest in or to the Logos as authorized



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                                       -5-

and used on the Licensed Product(s), provided in each case that Licensee shall give prompt written notice, cooperation and assistance to Licensor relative to any such claim or suit, and provided further in each case that Licensor shall have the option to undertake and conduct the defense of any suit so brought (including, without limitation, selecting in its sole discretion, counsel therefor) and to engage in settlement thereof at its sole discretion.

          B. Licensee shall assist Licensor, to the extent necessary, in the procurement of any protection or to protect any of Licensor's rights to the Logos, and Licensor, if it so desires and in its sole discretion, may commence or prosecute any claims or suits in its own name or in the name of Licensee or join Licensee as a party thereto. Licensee shall notify Licensor in writing of any infringements or imitations by others of the Logos of which it is aware. Licensor shall have the sole right to determine whether or not any action shall be taken on account of such infringements or imitations. Licensee shall not institute any suit or take any action on account of any such infringements or imitations without first obtaining the written consent of Licensor to do so. Licensee agrees that it is not entitled to share in any proceeds received by Licensor (by settlement or otherwise) in connection with any formal or informal action brought by Licensor hereunder.

          C. (i) In the event that a claim is made, or an action or suit is instituted, against Licensor, MLBE, the Clubs, PTG, the Leagues, BOC, MLBPC, MLBAM and/or MLBI (each, a "Licensor Indemnitee" and collectively, the "Licensor Indemnitees"), arising out of or related to:

          (a) any actual or alleged unauthorized use of or infringement of any trademark, service mark, copyright, patent, process, method or device by Licensee in connection with the Licensed Product(s) covered by this Agreement;

          (b) any actual or alleged defects or deficiencies in said Licensed Product(s) or the use thereof, or false advertising, fraud, misrepresentation or other claims related to the Licensed Product(s) not involving a claim of right to the Logos;

          (c) any unauthorized use of the Logos or any other names, word marks, logos, uniform designs, mascots, images, colors and color combinations, trade dress, characters, symbols, designs, likenesses and visual representations owned, controlled, or cleared for use by or on behalf of and/or applied for in or registered with the U.S. Patent and Trademark Office (irrespective of the class or nature of goods or services for which an application has been made or registration issued) by the Clubs, PTG, BOC, the Leagues, MLBE or Licensor (collectively, the "MLB Marks");

          (d)   any breach by Licensee of this Agreement;

          (e) any actual or alleged libel or slander against, or invasion of the right of privacy, publicity or property of, or violation or misappropriation of any other right of any third party;

          (f) any agreements or alleged agreements made or entered into by Licensee to effectuate the terms of this Agreement;

          (g) Licensee's distribution methods, practices, or policies relating to the Licensed Product(s);



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          (h)   Licensee's promotional, marketing, or advertising activities involving or related to the Licensed Product(s) or to Licensor or any of its affiliates; and/or

          (i) any actual or alleged physical or emotional injury, wrongful death, loss of consortium in conjunction with the Licensed Product(s) covered by this Agreement.

then Licensee shall indemnify, defend and hold each such Licensor Indemnitee and its respective former or current owners, shareholders, partners, members, directors, officers, employees, agents, representatives, successors and assigns harmless from all such actions, claims, suits, damages and costs (including reasonable attorneys' fees and expenses) and afford Licensor the option to participate in any such action or to allow Licensee to handle Licensor's defense (subject to Licensor's approval as to counsel, court filings, discovery, correspondence, general strategies, and the settlement of the claim, action or suit). Licensor agrees to give Licensee notice of the commencement of any such claim or action against any of the Licensor Indemnitees.

                           (ii) In the event that a claim is made, or an action
or suit is instituted, against Licensee (but not against any Licensor Indemnitee) relating to the Licensed Product(s), then Licensee shall promptly notify Licensor in writing of any claims, actions or suits commenced against it in any forum relating to Licensed Product(s) (irrespective of whether the Logos are implicated thereby) and shall afford Licensor the option of (a) taking on the defense of such action on behalf of Licensee or (b) consulting with Licensee in the defense of such action. Unless such claim, action, or suit involves, as a litigated issue, the unauthorized use of the MLB Marks (in which case such costs shall be treated as if incurred in connection with Paragraph 7(C) above), Licensor shall bear the costs of such participation.

       8. INSURANCE: Licensee must obtain, and continuously maintain throughout the license and sell-off periods, at its own expense, the following insurance policies worldwide to protect against any claims or suits arising out of any of the circumstances described in Paragraph 7(C) above:

          A. An Insurance Services Office occurrence based Commercial General Liability Insurance Policy, including contractual liability, products/completed operations liability and advertising liability coverage with minimum limits of:

                     $1,000,000 (one million dollars) Each Occurrence; $1,000,000 (one million dollars) General Aggregate; and $1,000,000 (one million dollars) Products/Completed Operations Aggregate.

          B. Errors & Omissions Liability Insurance, with a minimum limit of $5,000,000 (five million dollars) Each Claim.

          C. Umbrella Liability Insurance, in excess of 8(A) above, with minimum limits of:

                     $5,000,000 (five million dollars) Each Occurrence; and $5,000,000 (five million dollars) General Aggregate.

All insurance polices must be issued by an admitted insurance carrier. Licensor, the BOC, the Leagues, the Clubs, MLBPC, MLBE, MLBI, MLBAM, PTG and their subsidiary or affiliated companies and its and their directors, officers and employees must be named as Additional Insureds under the Commercial General Liability and Umbrella Liability Policies. All of these policies must contain Cross Liability Endorsements. Further, coverage for the Additional Insureds shall apply on a primary basis irrespective of any other insurance, whether collectible or not. All policies shall be endorsed to provide that in the



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event of cancellation, non-renewal or material modification Licensor shall receive thirty (30) days written notice thereof. Licensee shall furnish Licensor with certificates of insurance evidencing compliance with all insurance provisions noted above prior to the commencement of the licensing and annually prior to the expiration of each required insurance policy.


       9. COPYRIGHT AND TRADEMARK NOTICES AND REGISTRATIONS:

          A. Licensee further agrees that, unless otherwise directed in writing by Licensor, in any instance wherein the Logos are used, the following general notice shall be included (i.e., on the product, on a label, on the packaging material or on a separate slip of paper attached to the product): "Major League Baseball trademarks and copyrights are used with permission of Major League Baseball Properties, Inc." Further, all products containing the Logos shall contain, as Licensor shall direct, a Major League Baseball hologram and/or a hangtag and label with Licensee's name stating "Genuine Merchandise" and containing the Major League Baseball silhouetted batter logo and, where appropriate, the Logos of the collection (e.g. Major League Baseball Cooperstown Collection or MLB Authentic Collection). All Licensed Product(s) shall display or otherwise identify Licensee's name either on a permanently affixed label or such other manner approved in writing by Licensor. All Licensed Product(s) components which bear any of the Logos (embroidered emblems, cloth or paper labels, hangtags, etc.) shall be manufactured in-house by Licensee or shall be obtained only from one or more suppliers officially authorized by Licensor to produce those components. All Licensee advertisements displaying the Logos, all retailer advertisements featuring Licensed Product(s) and of which Licensee has knowledge or any Licensed Product(s), shall contain the words "Genuine Merchandise" (or such other collection name designated by Licensor) and the silhouetted batter logo. Licensee shall require those to whom it sells Licensed Product(s) directly or indirectly to display the words "Genuine Merchandise" (or such other appropriate notice as directed by Licensor) and the silhouetted batter logo in all advertisements. All uses of the Logos shall also include any designations legally required or useful for enforcement of copyright, trademark or service mark rights (e.g., "(C)", "(R)", "(TM)" or "(SM)"). Licensee shall submit a copy of its specifications for all of the above notices (including copies of its artwork, layouts or mold blueprints) to Licensor for its review. Licensor shall have the right to revise the above notice requirements and to require such other notices as shall be reasonably necessary to protect the interests of Licensor, MLBE, BOC, MLBPC, MLBI, MLBAM, the Clubs, PTG and/or the Leagues in the MLB Marks.

          B. Licensee agrees to advise Licensor of the initial date of the marketing of each Licensed Product, and upon request, to complete all forms generated by Licensor (and to supply all documentary information requested thereby, including, without limitation, the Logos on each Licensed Product (and any licensed use of any other of the MLB Marks prior thereto), the corresponding quantity of sales, and identity and location of purchasers at wholesale) and to deliver to Licensor the required number and type of specimen samples of the Licensed Product, labels or the like upon which the Logos are used as are actually required for use in procuring copyright, trademark and/or service mark registrations in the name of and at the expense of the person, firm, corporation or other legal entity owning the Logos, in compliance with any laws relating to copyright, trademark and service mark registrations. Except to the extent set forth in any schedules attached to this Agreement, Licensor, MLBE, BOC, MLBPC, MLBI, MLBAM, the Clubs, PTG and/or the Leagues shall be solely responsible for taking such action as it or they deem appropriate to obtain such copyright, trademark or service mark registrations for its or their MLB Marks. If it shall be necessary for Licensee to be the applicant to effect any such registrations, Licensee shall and hereby does assign all of its rights in each such application and any resulting registration to Licensor or any other appropriate owner thereof, and further agrees to execute all papers necessary to effectuate and/or confirm such assignments. Licensee shall perform all acts necessary and execute all documents necessary to effectuate its registration as a user of the Logos on the



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                                       -8-

Licensed Product(s) herein (and MLB Marks, if previously applicable) where such registration is needed and shall assist Licensor in protecting the Logos and MLB Marks as requested and directed by Licensor.

          C. Licensee also agrees that, in any case where it employs the services of photographers or artists in connection with the production, promotion, marketing or distribution of the Licensed Product(s), it will require each such photographer or artist to agree that the photographic or artistic works he or she produces for Licensee shall be "works made for hire" for the purposes of the copyright laws, and that to the extent such photographic or artistic works may not qualify as "works made for hire," the copyright in each such work is assigned to Licensee.

       10. APPROVALS:

          A. Licensor shall have absolute approval, per Paragraph 30 hereof, of the Licensed Product(s) and of all packaging at all stages of the development thereof. In addition, Licensor shall have the right to approve all advertising and promotional materials relating to the Licensed Product(s), including, but not limited to, all advertising and promotional materials that use any Logo or Logos. Licensee agrees to furnish in a timely manner to Licensor, free of cost, for its written approval as to quality and style, designs of each Licensed Product and samples of each Licensed Product before its manufacture, sale, promotion, advertisement or distribution, whichever first occurs, and samples of all advertising, point-of-sale displays, catalogs, sales sheets and other items that display or picture any Logo or Logos, and no such Licensed Product or other such materials shall be manufactured, sold, promoted, advertised or distributed by Licensee without such prior written approval. By way of example, but not limitation, (i) no use of any Logos shall be made on stationery of Licensee (specifically including, without limitation, letterhead, envelopes, business cards, shopping bags, invoices, statements, packing slips, etc.) without Licensor's prior approval and (ii) no press release or public statement referring or relating to the Licensed Product, Licensor and/or its affiliates shall be distributed or disseminated without Licensor's express written approval in advance of any such use. In addition, no irregulars, seconds or other Licensed Product(s) which do not conform in all material respects to the approved samples may be distributed or sold without the express written advance consent of Licensor. All such sales, if made, shall bear Percentage Compensation as set forth in Paragraph 4(B). Subject, in each instance, to the prior written approval of Licensor, Licensee or its agents may use textual and/or pictorial matter pertaining to the Logos on such promotional display and advertising material as may, in its judgment, promote the sale of the Licensed Product(s). All promotional display and advertising material must contain and prominently display the Major League Baseball silhouetted batter logo. Ten samples of each Licensed Product shall be supplied free of cost to Licensor, and one to each Club whose Logos are used on such Licensed Product(s). From time to time subsequent to final approval, a reasonable number of production samples shall periodically be sent to Licensor free of cost. Such samples shall also be sent upon any change in design, style or quality, which shall necessitate subsequent approvals by Licensor. Additional samples shall be supplied to Licensor upon request at no more than cost.

          B. In the event that any item or matter submitted to Licensor under this Agreement for approval or consent shall not have been approved or consented to, disapproved or denied, or commented upon within twenty (20) Licensor business days after receipt thereof by Licensor and Licensor shall have received notice from Licensee that comment is overdue by telegram or other written communication, and Licensor shall not have commented within five (5) additional Licensor business days of receipt of such notice, any items or matters so submitted shall be deemed approved and consented to. Licensee acknowledges and agrees that all submissions required to be given by it to Licensor hereunder shall be sent to Licensor's Quality Control Department with a copy to Licensee's contact within Licensor's Licensing Department. Notwithstanding anything to the contrary contained above, no action (whether written or oral) or inaction by the Quality Control Department shall be construed as granting any rights (including, without limitation, authorizing any new or different product) not expressly stated in this

Agreement or a fully executed amendment hereto. Licensee acknowledges and agrees that any Licensed Product(s) not approved pursuant to the terms hereof shall be unlicensed and unauthorized.


       11. DISTRIBUTION:

          A. Licensee shall sell the Licensed Product(s) to jobbers, wholesalers, distributors or retailers for sale or resale and distribution to retail stores and merchants for their resale and distribution or directly to the public. Concurrently with its execution of this Agreement, Licensee will provide Licensor with the names, addresses, telephone numbers and names of principal contacts of each individual or entity, other than consumers or entities that sell directly to consumers, to whom Licensee sells or otherwise provides the Licensed Product(s) for subsequent sale or distribution (hereinafter referred to as "Distributor"). This information shall be set out in SCHEDULE G, DISTRIBUTORS of this Agreement. Licensee shall specify the Licensed Product(s) Distributor shall sell or distribute. Licensee agrees that at no time during the license period or sell-off periods shall it sell, directly or indirectly, to any Distributors not listed in SCHEDULE G, DISTRIBUTORS, or to any individual or entity affiliated in any manner with any of such Distributors, Licensed Product(s) for subsequent sale or distribution without prior written approval of Licensor. In the event Licensee wishes to substitute a Distributor listed in SCHEDULE G, DISTRIBUTORS or wishes to add to the number of Distributors, Licensee shall first provide Licensor with the information set out in SCHEDULE G, DISTRIBUTORS regarding the proposed new Distributors for Licensor's written approval of such Distributors. Licensee's failure to do so may result in termination of this Agreement and/or confiscation and seizure of the Licensed Product(s).

          B. Unless otherwise set forth in the Schedules to this Agreement, such distribution of the Licensed Product(s) shall not be conducted through freight-on-board sales (wherein Licensee transfers title to and possession of the Licensed Product(s) to a third party outside the Licensed Territory for subsequent distribution) or on-line or via the Internet. In the event Licensee sells or distributes a Licensed Product at a special price directly or indirectly to itself, including, without limitation, any Licensee Affiliate, or to any other person, firm or corporation related in any manner to Licensee or its officers, directors or major stockholders, Licensee shall pay Percentage Compensation with respect to such sales or distribution based upon the greater of the highest net sales price offered, or sold to, the trade during the license period by Licensee for (i) such Licensed Product(s), or (ii) products similar, in Licensor's judgment, to the Licensed Product(s).

       12. GOODWILL: Licensee recognizes the great value of the publicity and goodwill associated with the MLB Marks and, in such connection, acknowledges that such goodwill belongs exclusively to Licensor, MLBE, MLBPC, MLBI, MLBAM, the Clubs, PTG, BOC and/or the Leagues, as the case may be, and that the MLB Marks have acquired a secondary meaning in the minds of the purchasing public.

       13. SPECIFIC UNDERTAKINGS OF LICENSEE: During the license period, each additional license period, if any and thereafter, Licensee represents, warrants and agrees that:

          A. It will not acquire any rights in the Logos as a result of its use thereof (or the MLB Marks, if used previously by Licensee) and all uses of the Logos or MLB Marks shall inure to Licensor's benefit;

          B. It will not, directly or indirectly, attack the title of Licensor, MLBE, the Clubs, PTG, BOC and/or the Leagues in and to the MLB Marks or any copyright, trademark or service mark pertaining thereto, nor will it attack the validity of the license granted hereunder, nor will it use MLB Marks not licensed hereunder or die Logos in any manner other than as licensed hereunder;

          C. It will not at any time apply for any registration of any copyright, trademark, service mark or other designation which would affect the ownership of the MLB Marks, or file any document with any governmental authority or take any action which would affect the ownership of the MLB Marks or aid or abet anyone in doing so;

          D. It will not harm, misuse or bring into disrepute the MLB Marks;

          E. It will manufacture, sell, promote, advertise and distribute the Licensed Product(s) in a legal and ethical manner and in accordance with the terms and intent of this Agreement;

          F. It will not create any expenses chargeable to Licensor without the prior written approval of Licensor;

          G. It will protect to the best of its ability the right to manufacture, sell and distribute the Licensed Product(s) hereunder;

          H. It will not use the Licensed Product(s) for combination sales, as self-liquidating or free giveaways or for any similar method of merchandising without the prior written consent of Licensor and will exercise due care that its customers likewise will refrain from making such use of the Licensed Product(s);

          I. It will not, without the prior written consent of Licensor, enter into any sublicense or agency agreement for the manufacture, sale, promotion, advertisement or distribution of the Licensed Product(s);

          J. It will not engage in tying practices, illegal restraints of trade, or selling practices that exclude any members of the retail trade for any reason other than poor credit history, known lack of integrity or disregard for the rights of Licensor and/or any of its affiliates. Nothing in the preceding sentence shall be deemed to require Licensee to violate any other term of this Agreement;

          K. It will not use, or knowingly permit the use of, the Licensed Product(s) as a premium, except with the prior written consent of Licensor (in the form of an executed premium license from Licensor) and the specific negotiation of a higher Percentage Compensation payment therefore. For purposes of this subparagraph and Paragraph 19 below, the term "premium" shall be defined as including, but not necessarily limited to, free or self-liquidating items offered to the public in conjunction with the sale or promotion of a product or service, including traffic building or continuity visits by the consumer/customer, or any similar scheme or device, the prime intent of which is to use the Licensed Product(s) in such a way as to promote, publicize and/or sell the products, services or business image of the third party company or manufacturer. "Premium" use shall also specifically include distribution of the Licensed Product(s) for retail sale through distribution channels (including, without limitation, catalogs) offering earned discounts or "bonus" points based upon the extent of usage of the offeror's product or service;

          L. It will comply with such guidelines and/or requirements as Licensor may announce from time to time, including, without limitation, the terms and conditions contained in the Licensee Manual. It will comply with all laws, regulations and standards relating or pertaining to the manufacture, sale, advertising or use of the Licensed Product(s) and shall maintain the highest quality and standards, and shall comply with the requirements of any regulatory agencies (including, without limitation, the United States Consumer Product Safety Commission) which shall have jurisdiction over the Licensed Product(s);

          M. It guarantees that Licensor, MLBAM, Clubs, official Club and/or Licensor retail stores, Club in-stadium concessionaires and the Clubs belonging to The National Association of Professional Baseball Leagues d/b/a Minor League Baseball ("Minor League Baseball Clubs") shall be permitted to purchase the Licensed Product(s) from Licensee for their retail sale at Licensee's lowest possible wholesale price and shall receive prompt shipments and/or deliveries of the Licensed Product(s), without regard to the relatively small volume their orders may represent. Licensor, MLBAM, Clubs, PTG and Minor League Baseball Clubs shall be permitted to purchase the Licensed Product(s) from Licensee for their use, but not resale, at Licensee's lowest possible price, which shall in no event be greater than its lowest wholesale price. Licensee shall be obligated to pay Percentage Compensation on all sales pursuant to this Paragraph 13(M), unless otherwise specified herein;

          N. It will furnish to Licensor, upon request of Licensor (which shall be made only for reasonable cause and no more often than once per year), a list of all its distributors, sales representatives and jobbers for the Licensed Product(s), as well as a list of all its "trade names," said list to include the company name, address, telephone number, territorial representation and key contact name. Licensor agrees that it will not divulge any information provided to it under this paragraph to any other competitor licensing organization;

          O. Concurrently with its execution of this Agreement, it will provide Licensor with the names, addresses, telephone numbers and names of principal contacts of each party (hereinafter referred to as "Manufacturer"), both domestic and foreign, that Licensee desires or intends to have produce one or more of the Licensed Product(s) in the event Licensee desires not to be the manufacturer of such Licensed Product(s). This information shall be set out in SCHEDULE F of this Agreement and Licensee shall specify the Licensed Product(s) Manufacturer will produce. Licensee agrees that at no time during the license or sell-off periods shall it sell, directly or indirectly, to any of the Manufacturers listed in SCHEDULE F. or to any individual or entity affiliated in any manner with any of such Manufacturers, any Licensed Product(s) for subsequent sale or distribution, without prior written approval of Licensor. In the event Licensee wishes to substitute a Manufacturer listed in SCHEDULE F or wishes to add to the number of Manufacturers, Licensee shall first provide Licensor with the information set out in SCHEDULE F regarding the proposed new Manufacturers for Licensor's written approval of such Manufacturers. Licensee's failure to do so may result in termination of this Agreement and/or confiscation and seizure of the Licensed Produces). Licensee shall ensure that:

          (i) Manufacturer produces no merchandise bearing the MLB Marks other than the Licensed Product(s) described in SCHEDULE F of this Agreement unless authorized by Licensor;

          (ii) Manufacturer produces the Licensed Product(s) only as and when directed by Licensee and in accordance with the terms herein and in compliance with all laws, regulations and governmental rules applicable to the Licensed Product(s) and/or their manufacture;

          (iii) Manufacturer does not supply the Licensed Product(s) to any person, firm, corporation or business entity other than Licensee or to such entities as may be authorized by Licensee and Licensor jointly; and

          (iv) Manufacturer does not delegate in any manner whatsoever its obligations with respect to the Licensed Product(s).

Prior to the delivery of the Licensed Product(s) from Manufacturer to Licensee, Licensee shall submit to Licensor, free of cost, for its written approval as to quality and style, at least two samples of the Licensed Product(s) produced by Manufacturer;

          P. It will not manufacture or allow the manufacture, or accumulate inventory, of the Licensed Product(s), at a rate greater than its average rate during the license period as the end of the license period approaches;

          Q. It will not sell the Licensed Product(s) to parties whom it knows or reasonably should know will resell or distribute such Licensed Product(s) outside the Licensed Territory;

          R. It will not disclose any confidential, private, restricted or otherwise nonpublic information concerning any Major League Baseball-affiliated entity (including, without limitation, all information contained in the Schedules attached hereto) which, it acknowledges, it may become privy to during the term of this Agreement;

          S. It has not and will not grant a security interest to or in the Licensed Product(s) unless and until it notifies Licensor in writing of each such security interest and otherwise complies with the following conditions:

          (i) the grant of rights in the Licensed Product(s) represents a non-assignable security interest and not a conveyance of ownership;

          (ii) such secured party is a credible financial institution which maintains at least an A- rating from a nationally recognized credit rating agency (such as Moody's or Standard & Poors) throughout the license period;

          (iii) such secured party shall not be entitled to complete works-in-process or raw materials used to create the Licensed Product(s); and

          (iv) Licensee shall contractually require that if such secured party wishes to sell the affected Licensed Product(s) upon Licensee's default of such security agreement, then the secured party shall first offer Licensor the opportunity to purchase such inventory at the lesser of Licensee's cost or the lowest "qualified bid" therefor. For purposes of this Agreement a "qualified bid" shall be any bona fide, arm's length bid offered other than by a party (1) who Licensor would not approve as a purchaser hereunder, or (2) who is related to or affiliated with Licensee (including, without limitation, a Licensee Affiliate). In the event Licensor does not exercise such option to purchase the inventory, Licensee shall obtain Licensor's written approval of such sale upon at least fifteen
                 (15) Licensor business days' advance written notice to Licensor; it being understood that Licensor may grant or deny approval in its sole discretion:

                   (a) if approval is denied, Licensor shall be entitled to order the destruction or return of such Licensed Product(s) upon the payment to such secured party by Licensor of the manufacturer's cost of such goods.

                   (b) if approval is granted, the sale shall be conditioned upon (1) the payment to Licensor of all Percentage Compensation due to Licensor on such sales, based on the terms of this Agreement, within fifteen (15) days from such sale (and any outstanding obligations owed to Licensor, if requested by Licensor),

                        (2) the secured party's carrying of insurance of the type required of Licensee in Paragraph 8 hereof poor to consummating such sale, (3) Licensor's approval of said Licensed Product(s) pursuant to Paragraph 10 hereof, (4) the manner of the sale (including, without limitation, Licensed Territory, method of distribution and license period) complies in all aspects of this Agreement; and (5) the secured party's agreement to indemnify Licensor and each of its affiliates referenced in Paragraph 7(C) hereof from all claims relating to such sale.

          T. It has not had and does not have an investment or interest in casinos, any other form of legalized gambling enterprise, or any activity that Licensor or any other Major League Baseball related entity has made unauthorized or which is contrary to official policy of Major League Baseball;

          U. With respect to any Licensed Product(s) manufactured outside the United States (which shall be allowed pursuant to the terms hereunder), (i) it will take receipt of goods at U.S. ports of entry, (ii) it will not allow any entity in the United States, including but not limited to distributors, wholesalers and retailers, to accept shipment of the Licensed Product(s) from any non-U.S. manufacturer of such Licensed Product(s), and (iii) it will distribute such Licensed Product(s) to third parties, including but not limited to distributors, wholesalers and retailers, from Licensee's principal place of business only or from Licensee's owned and operated warehouses or facilities wherein Licensee has a physical presence;

          V. (i) The name identified in the first unnumbered paragraph of this Agreement is the corporate name of Licensee, and is reflected as such in all corporate, legal and governmental filings, (ii) Licensee is duly incorporated in the United States and has full power and authority to execute and deliver this Agreement and perform its obligations hereunder; (iii) Licensee has duly executed and delivered this Agreement; (iv) this Agreement constitutes the legal, valid and binding obligation of Licensee, enforceable against it in accordance with the terms hereof; and (v) Licensee's execution, delivery, and performance of this Agreement does not and will not conflict with, result in the breach of, or constitute a default under any arrangement or agreement to which it is a party or by which it is bound;

          W. Except as disclosed pursuant to Paragraph 13(S) above, Licensee has granted to no individual or entity a preference, security interest, or lien in the Licensed Product(s); and

          X. Licensee shall inform Licensor promptly and in writing of any default by it under an agreement with a secured lender in which the Licensed Product(s) are implicated and/or any agreement with any affiliate of Licensor.

       14. APPROVAL OF MANUFACTURER, ETC.: Nothing contained herein may be construed so as to imply endorsement of Manufacturer by Licensor, MLBE, BOC, MLBPC, MLBI, MLBAM, the Leagues, the Clubs or PTG. Licensee shall seek Licensor's written approval of Manufacturer prior to Licensee's engagement of Manufacturer. Any approval of Manufacturer granted by Licensor must be in writing and relates solely to the manufacturing of the Licensed Product(s) and shall not constitute a grant of any right, title or interest in or to the Logos, nor to the MLB Marks. Licensor hereby reserves the right to terminate in its discretion the engagement of Manufacturer at any time and for any reason. Additionally, Licensor may confiscate goods or samples imported by Licensee or shipped by Manufacturer that bear any of the Logos and that have not been approved by Licensor as to quality.

       15. ACKNOWLEDGEMENT OF RIGHTS:

          A. Licensee hereby acknowledges the proprietary nature of all MLB Marks and acknowledges that all rights, title and interest to MLB Marks belong to the individual Clubs, PTG, MLBE, the Leagues, BOC and/or Licensor, as the case may be. Licensee represents that it has not made any unauthorized use of MLB Marks, including, without limitation, those contained in Licensor's Official Style Guide, and acknowledges that a license from the Clubs, PTG, MLBE, the Leagues, BOC and/or Licensor is required in order to use such MLB Marks, and agrees that it will during or after the license period make no use of any such MLB Marks, other than as provided in this Agreement, without the prior written consent of Licensor, MLBE, BOC, PTG or the appropriate individual League or Club. Any use Licensee has made of the MLB Marks or will make of the Logos has not conferred or will not confer, as the case may be, any rights or benefits upon it whatsoever, and any rights created by such use shall inure to the benefit of the individual Clubs, PTG, MLBE, the Leagues, BOC and/or Licensor, as the case may be. Licensee further acknowledges that for purposes of this Paragraph 15, "use" includes, but is not limited to, trademark, fair, incidental, descriptive or functional uses.

          B. Licensee also acknowledges that it will not manufacture, distribute or sell any products (other than the Licensed Product(s) or premium products approved by Licensor), or produce or direct the production of any promotional item (other than as approved by Licensor), utilizing the primary colors of Club or Major League Baseball game or event MLB Marks or anything closely similar thereto in combination with baseball indicia or the geographic designation of a Club in a manner which is likely to create the impression or actually creates the impression that such products are associated with such Club or Major League Baseball game or event; provided, however, that the foregoing limitation regarding the use of certain colors in combination with the geographic designation of a Club shall not apply to the extent that another professional or college sports team or program has the same geographic designation as such Club and colors identical or closely similar to those of such Club and such use is consistent with other styles of products currently being sold by Licensee pursuant to a license with such professional or college sports team.


       16. TERMINATION:

          A. Immediate Termination: Licensor shall have the right to terminate this Agreement immediately upon the occurrence of any one or more of the following events (herein called "defaults"):

          (i) If Licensee fails to deliver to Licensor or to maintain in full force and effect the insurance referred to in Paragraph 8 hereof; or

          (ii) If any governmental agency or court of competent jurisdiction finds that the Licensed Product(s) are defective in any way, manner or form; or

          (iii) If Licensee shall breach any one of the following undertakings set forth in Paragraph 13 hereof: 13(A) through (F), (H) through (K), (Q), (R) or (T); or

          (iv) If Licensee shall undergo a change in majority or controlling ownership; or

          (v) If Licensee's breach of this Agreement is incapable of complete cure; or

          (vi) If Licensee is in default of any provision of an agreement with a lender possessing an approved security interest (per Paragraph 13(S)) in the Licensed Produces); or

          (vii) If Licensee shall breach any other existing agreement with Licensor or any Major League Baseball-affiliated entity and fails to cure such breach pursuant to the terms thereof.

       B. TERMINATION WITH CURE PERIOD: Licensor shall have the right to terminate this Agreement upon the occurrence of any one or more of the following defaults, and Licensee's failure to cure such default(s) completely within ten
(10) business days from Licensee's receipt of notice from Licensor:

          (i) If Licensee fails to make any payment due hereunder on the date due, or fails to satisfy any outstanding payment obligation under any other agreement with Licensor, at which time all such monies, together with all other monies owed pursuant to SCHEDULE E of this Agreement shall become due and payable to Licensor; or

          (ii) If Licensee fails to deliver any of the statements hereinabove referred to or to give access to the premises and/or license records pursuant to the provisions hereof to Licensor's authorized representatives for the purposes permitted hereunder; or

          (iii) If Licensee is unable to pay its debts when due, or makes any assignment for the benefit of creditors or an arrangement pursuant to any bankruptcy law, or files or has filed against it any petition under the bankruptcy or insolvency laws of any jurisdiction, county or place, or shall have or suffer a receiver or trustee to be appointed for its business or property, or be adjudicated a bankrupt or an insolvent. In the event the license granted hereunder is terminated pursuant to this Paragraph 16(B)(iii), neither Licensee nor its receivers, representatives, trustees, agents, administrators, successors and/or assigns shall have any right to sell, exploit or otherwise deal with or in the Licensed Product(s) without the prior written consent of Licensor; or

          (iv) If Licensee does not in good faith commence the manufacture of the Licensed Product(s) by the date specified in SCHEDULE G, MISCELLANEOUS, if applicable, and to distribute and sell each Licensed Product throughout the Licensed Territory by the date specified in SCHEDULE G, MISCELLANEOUS, if applicable, but such default and Licensor's resultant right of termination shall apply only to the specific Licensed Product(s) and/or the specific territory(ies) which or wherein Licensee fails to meet said requirements; or

          (v) If Licensee shall discontinue its business as it is now conducted; or

          (vi) If Licensee shall breach any of the undertakings set forth in Paragraph 13 hereof, except as otherwise provided in Paragraph 16(A)(iii) above; or

          (vii) If Licensee shall breach any of the other terms of this Agreement; or

          (viii) If, in the periodic statements furnished pursuant to Paragraph 5 hereof, the amounts owed to Licensor are significantly or consistently understated.

          C. Licensor's right to terminate this Agreement shall be without prejudice to any other rights which it may have, whether under the provisions of this Agreement, in law or in equity or otherwise. In the event any of these defaults occurs and Licensor desires to exercise its right of termination under the terms of this Paragraph 16, Licensor shall give notice of termination in writing to Licensee. Any and all payments then or later due from Licensee hereunder (including Advance Compensation) shall then become promptly due and payable in full to Licensor and without set off of any kind; i.e., no portion of any prior payments made to Licensor shall be repayable to Licensee. Until payment to Licensor of any monies due it, Licensor shall have a lien on any units of the Licensed Product(s) not then disposed of by Licensee and on any monies due Licensee from any jobber, wholesaler, distributor, sublicensee or other third parties with respect to sales of the Licensed Product(s). Upon termination or expiration of the term hereof, all rights, licenses and privileges granted to Licensee hereunder shall automatically revert to Licensor and Licensee shall execute any and all documents evidencing such automatic reversion.

       17. FINAL STATEMENT UPON TERMINATION OR EXPIRATION: Licensee shall deliver to Licensor, as soon as practicable, following expiration or termination of this Agreement, a statement indicating the number and description of the Licensed Product(s) on hand. Following expiration Licensee may manufacture no more Licensed Product(s), but, subject to the terms of the following sentence, may continue to distribute its remaining inventory for a period not to exceed sixty (60) days, subject to the terms of Paragraph 13(P) hereof and payment of applicable Percentage Compensation relative thereto; provided, however, that such Percentage Compensation shall not be applicable against Advance Compensation or Guaranteed Compensation. Notwithstanding the foregoing, Licensee shall not manufacture, sell or distribute any Licensed Product(s) (i) after termination of this Agreement by Licensor or (ii) after expiration and where Licensee has defaulted and such default involved (a) the failure of Licensee to cause the appropriate statutory notice of copyright, trademark, service mark or user registration to appear wherever the Logos are used; (b) the departure of Licensee from the quality and style approved by Licensor under the terms of Paragraph 10 hereof; (c) the failure of Licensee to obtain the approval of Licensor under the terms of Paragraph 10 hereof; or (d) the occurrence of an event of default under the terms of Paragraph 16 hereof. Furthermore, Licensee shall ensure that the distributors, jobbers and middlemen with whom it deals in respect of the Licensed Product(s) shall not distribute the Licensed Product(s) after the expiration of the sell-off period set forth in this Agreement. Licensor shall have the option to conduct physical inventories before termination and continuing until the end of the sixty (60) day sell-off period in order to ascertain or verify such inventories and/or statement. Immediately upon expiration of the sell-off period, Licensee shall furnish Licensor a detailed statement certified by an officer of Licensee showing the number and description of Licensed Product(s) on hand in its inventory and shall dispose of such inventory at Licensor's direction and at Licensee's expense. In the event Licensee refuses to permit Licensor to conduct such physical inventory, Licensee shall forfeit its right hereunder to dispose of such inventory. In addition to such forfeiture, Licensor shall have recourse to all other remedies available to it.

       18. INJUNCTION: Licensee acknowledges that its failure to perform any of the terms or conditions of this Agreement, or its failure upon the expiration or termination of this Agreement to cease the manufacture of the Licensed Product(s) and limit their distribution and sale as provided in Paragraph 17 hereof, shall result in immediate and irreparable damage to Licensor. Licensee also acknowledges that there may be no adequate remedy at law for such failures and that in the event thereof Licensor shall be entitled to equitable relief in the nature of an injunction and to all other available relief, at law and/or in equity.

       19. RESERVATION OF RIGHTS: Licensor retains all rights not expressly and exclusively conveyed herein, and Licensor may license firms, individuals, partnerships or corporations to use the Logos and all other MLB Marks, artwork and textual matter in connection with other products, including other products identical to the Licensed Product(s) contemplated herein. Notwithstanding any exclusivity granted herein, Licensor reserves the right to use, or license others to use and/or manufacture, the Logos on identical items as premiums. Nothing in this Paragraph 19 shall constitute a waiver by Licensee of its patent rights or a license to Licensee's patent rights. In the event Licensee develops a patentable design concept (e.g., a unique closure system, stabilizer, footbed, etc.) and uses it in connection with the Licensed Product(s), such use shall not confer patent rights to such design concept to Licensor, and Licensee may use such patented design concept on other products.

       20. PAYMENTS AND NOTICES: All notices and statements provided for herein shall be in writing, and all notices hereunder are to be sent to Major League Baseball Properties, Inc., 245 Park Avenue, New York, New York 10167, Attention:
General Counsel. All statements and payments shall be made to Major League Baseball Properties, Inc. and sent to an address designated by Licensor.

       21. WAIVER, MODIFICATION, ETC.: No waiver, modification or cancellation of any term or condition of this Agreement shall be effective unless executed in writing by the party charged therewith. No written waiver shall excuse the performance of any act other than those specifically referred to therein. No waiver by either party hereto of any breach of this Agreement shall be deemed to be a waiver of any preceding or succeeding breach of the same or any other provision hereof. The exercise of any right granted to either party hereunder shall not operate as a waiver. The normal expiration of the term of this Agreement shall not relieve either party of its respective obligations accruing prior thereto, nor impair or prejudice the respective rights of either party against the other, which rights by their nature survive such expiration. Licensor makes no warranties or representations to Licensee except those specifically expressed herein.

       22. NO PARTNERSHIP, ETC.: This Agreement does not constitute and shall not be construed as constituting an agency, partnership or joint venture relationship between Licensee and Licensor, PTG and/or the Clubs. Licensee shall have no right to obligate or bind Licensor in any manner whatsoever, and nothing herein contained shall give or is intended to give any rights of any kind to any third persons.

       23. NON-ASSIGNABILITY AND LICENSEE REPRESENTATIONS: Licensee acknowledges and recognizes: (a) that it has been granted the license described in Paragraph 1 because of its particular expertise, knowledge, judgement, skill and ability;
(b) that it has substantial and direct responsibilities to perform this Agreement in accordance with all of the terms contained herein; (c) that Licensor is relying on Licensee's unique knowledge, experience and capabilities to perform this Agreement in a specific manner consistent with the high standards of integrity and quality associated with Major League Baseball as a national sport and with Major League Baseball-logoed merchandise; and (d) that the granting of the license under this Agreement creates a relationship of confidence and trust between Licensee and Licensor. This Agreement is personal to Licensee, and Licensee shall not sublicense or franchise any of its rights hereunder, and neither this Agreement nor any of the rights of Licensee hereunder shall be sold, transferred or assigned by Licensee without Licensor's prior written approval and no rights hereunder shall devolve by operation of law or otherwise upon any assignee, receiver, liquidator, trustee or other party. Subject to the foregoing, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto, their successors and assigns.

       24. PARAGRAPH HEADINGS: Paragraph headings contained in this Agreement are for convenience only and shall not he considered for any purpose in governing, limiting, modifying, construing or affecting the provisions of this Agreement and shall not otherwise be given any legal effect.

       25. CONSTRUCTION AND JURISDICTION: The validity, construction, and enforceability of this Agreement shall be governed by the internal laws of the State of New York, without giving effect to conflict of laws principles thereof. The United States District Court for the Southern District of New York and the Supreme Court of the State of New York, sitting in New York County, shall be the sole venues for any dispute arising directly or indirectly from the relationship created or the transactions contemplated by this Agreement. Each of the parties consents to the jurisdiction and venue of any such court and waives any argument that any such court does not have jurisdiction over such party or such dispute or that venue in any such forum is not appropriate or convenient. In the event that any of the parties commences any action against any other party in another jurisdiction or venue in respect of any such dispute, such other party shall be entitled, at its option, to have the action transferred to one of the jurisdictions and venues described in this Paragraph 25, or if such transfer cannot be accomplished under applicable law, to have such action dismissed without prejudice.

       26. SEVERABILITY: The determination that any provision of this Agreement is invalid or unenforceable shall not invalidate this Agreement, and the remainder of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

       27. TIME OF THE ESSENCE: Time is of the essence of all parts of this Agreement.

       28. ACCEPTANCE BY LICENSOR: This instrument, when signed by Licensee or a duly authorized officer of Licensee if Licensee is a corporation, shall be deemed an application for a license and not a binding agreement unless and until signed by a duly authorized officer of Licensor. The receipt and/or deposit by Licensor of any check or other consideration given by Licensee and/or the delivery of any material by Licensor to Licensee shall not be deemed an acceptance by Licensor of this application. The foregoing shall also apply to any documents relating to renewals or modifications hereof.

       29. INTEGRATION: This Agreement, when fully executed, shall represent the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, understandings or agreements, oral or written, between the parties with respect to the subject matter hereof.

       30. GRANT OR DENIAL OF APPROVALS: In any instance where any approval is required under this Agreement (including, without limitation, pursuant to Paragraphs 7, 10, and 14), Licensee represents, acknowledges and agrees that such approval shall be granted or withheld in Licensor's sole discretion.

       31. SURVIVAL OF PROVISIONS: Paragraphs 2, 6, 7(C), 8, 12, 13(A), (B),
(C), (D), (F), (H), (I), (K), (Q) and (R), 15, 17, 18, 19, 21, 22, 24, 25, 26,
30, 31, and 32 shall survive any termination or expiration of this Agreement.


       32. MISCELLANEOUS: By signing below, Licensee acknowledges that this Agreement is for the term specified in SCHEDULE D only and that neither the existence of this Agreement nor anything contained herein shall impose on Licensor any obligation to renew or otherwise extend this Agreement after expiration of the license period. Licensee acknowledges and agrees that Licensor may, through its counsel or other employees, agents or representatives, communicate directly with Licensee (including Licensee's business persons) concerning any potential or existing breach of this Agreement or any other matter relating to the Logos (other than in the context of actual litigation, arbitration, or mediation wherein Licensor and Licensee are adverse to one another) irrespective of whether Licensee's counsel is involved in such communications. Licensee further acknowledges and agrees that it has reviewed this Agreement with its counsel and understands and agrees to every provision contained herein. Licensee additionally acknowledges and agrees that no agreement shall confer renewal or extension rights unless executed by Licensor.

                                   SCHEDULE A

LOGOS

       For purposes of this Agreement, unless otherwise specified, "Logos" shall mean the below-listed names, word marks, logos, uniform designs, mascots, images, colors and color combinations, trade dress, characters, symbols, designs, likenesses and visual representations, each as specified in Licensor's Official Style Guides or as otherwise specified by Licensor, as of the date that Licensee begins production of (i) the Licensed Products referred to in SCHEDULE B or (ii) related advertising or promotional material. Except to the extent specifically set forth below, Licensee shall have no rights respecting any proprietary indicia (name, image, or design) of any Club mascot or ballpark.

          (1) The following logos and word marks: American and National League logos and word marks, "Major League" word mark, "Major League Baseball" word mark, Major League Baseball silhouetted batter logos, "MLB" logos and word mark, and "What A Game" word mark.

          (2) The primary, secondary and headwear logos, uniform lettering and designs, images, colors and color combinations, trade dress, characters, symbols, designs, likenesses, visual representations, and word marks, of the following Clubs: Anaheim Angels, Baltimore Orioles, Boston Red Sox, Chicago White Sox, Cleveland Indians, Detroit Tigers, Kansas City Royals, Minnesota Twins, New York Yankees, Oakland Athletics, Seattle Mariners, Tampa Bay Devil Rays, Texas Rangers, Toronto Blue Jays, Arizona Diamondbacks, Atlanta Braves, Chicago Cubs, Cincinnati Reds, Colorado Rockies, Florida Marlins, Houston Astros, Los Angeles Dodgers, Milwaukee Brewers, Montreal Expos, New York Mets, Philadelphia Phillies, Pittsburgh Pirates, St. Louis Cardinals, San Diego Padres and San Francisco Giants.

          (3) The following logos and word marks: All-Star Game logos and word mark, All-Star FanFest word mark, American and National League Championship Series logos and word marks, Division Series logos and word mark, Fall Classic logos and word mark, FanFest word mark, Home Run Derby logos and word mark, Major League Baseball All-Star FanFest primary and secondary logos and word mark, Midsummer Classic logos and word mark, and World Series logos and word mark.

          (4) The following logos and word marks: Battle of the Bay logos and word mark, Bay Bridge Series word mark, Freeway Series word mark, 1-95 Series word mark, Second City Series word mark, Show-Me Series word mark, and Licensor-created or Licensor-controlled Subway Series logos and word mark.

          (5) The following word marks and images: Anaheim Angels: Clutch (image only) and Scoop (image only), Atlanta Braves: Homer the Brave (image only) and Rally (image only), Baltimore Orioles: The Bird (image only), Boston Red Sox: Wally (image only), Cleveland
               Indians: Slider (image only), Colorado Rockies: Dinger (image and word mark), Detroit Tigers: Paws (image only), Florida Marlins:
               Billy the Marlin (image and word mark), Montreal Expos: Youppi! (image and word mark), New York Mets: Mr. Met (image and word mark), Oakland Athletics: Stomper (image only), Philadelphia
               Phillies: Phillie Phanatic (image and word mark), Pittsburgh
               Pirates: Pirate Parrot (image and word mark), San Diego Padres:
               Swinging Friar (image and word mark), Seattle Mariners: Mariner Moose (image only), St. Louis Cardinals: Fredbird (image and word mark), and Tampa Bay Devil Rays/Raymond (image only).

          (6)  The logos, word marks and images of the following ballparks:
               Astros Field, Comerica Park, Comiskey Park, Fenway Park, Hubert
               H. Humphrey Metrodome, Kauffman Stadium, Miller Park, Milwaukee Brewers County Stadium, Olympic Stadium, Pacific Bell Park, PNC Park, SAFECO Field, Shea Stadium, Three Rivers Stadium, Turner Field, Veterans Stadium, Wrigley Field, and Yankee Stadium.

          (7)  The logos, word marks and images of the following ballparks:
               Jacobs Field and Oriole Park at Camden Yards.

                                   SCHEDULE B

LICENSED PRODUCT(S)


   *** ALL LICENSED PRODUCTS SHALL CONFORM TO LICENSOR'S THEN-CURRENT LABELING
                                REQUIREMENTS. ***

          1. Baseballs (other than authentic) made of synthetic white leather, depicting current Major League Baseball players in uniform, featuring any of the Logos specified in SCHEDULE A, LOGOS Nos. 1-6, and not designed for actual game play.

          2. Baseballs (other than authentic) made of synthetic white leather, featuring any of the Logos specified in SCHEDULE A, LOGOS Nos. 1-6 printed on the baseballs, and not designed for actual game play.

          3. Sweatbands with color photographs of current Major League Baseball players in uniform, measuring 3" or 5" in size, featuring any of the Logos specified in SCHEDULE A, LOGOS Nos. 1-6 pad printed and sewn on the sweatbands, and sold in pairs or individually.

          4. Baseballs (other than authentic) made of synthetic white leather, featuring any of the Logos specified in SCHEDULE A, LOGOS Nos. 1-6 embossed in full color on the baseballs, and not designed for actual game play.

          5. Baseballs (other than authentic) made of synthetic white leather, featuring Oriole Park at Camden Yards (subject to Schedule G, Miscellaneous No. 6), and not designed for actual game play.

          6. Baseballs (other than authentic) made of synthetic leather, featuring Jacobs Field (subject to SCHEDULE G, MISCELLANEOUS No.
               6), and not designed for actual game play.

          7. Baseballs (other than authentic) made of synthetic white leather, featuring any of the Logos specified in SCHEDULE A, LOGOS Nos. 1-6 printed or embossed on the baseballs, and packaged with a miniature baseball glove (other than authentic) made of natural or synthetic leather, neither of which is designed for actual game play.

          8. Baseballs (other than authentic) made of synthetic white leather, with a printed image of current Major League Baseball players in uniform, featuring any of the Logos specified in SCHEDULE A, LOGOS Nos. 1-6, packaged with a miniature glove (other than authentic) made of natural or synthetic leather, and not designed for actual game play.

          9. Miniature gloves (other than authentic) made of natural or synthetic leather, and featuring any of the Logos specified in SCHEDULE A, LOGOS Nos. 1 -6 embossed in the palm.

          10. Baseballs (other than authentic) made of synthetic dual-tone leather, featuring any of the Logos specified in SCHEDULE A, LOGOS Nos. 1-6 printed on the baseballs, and not designed for actual game play.

          11. Baseballs (other than authentic) made of synthetic leather in non-traditional colors, featuring any of the Logos specified in SCHEDULE A, LOGOS Nos. 1-6 printed on the baseballs, and not designed for actual game play.

          12. Miniature baseballs (other than authentic) made of leather, measuring 6-1/2" or less in circumference, featuring any of the Logos specified in SCHEDULE A, LOGOS Nos. 1-6 printed on the baseballs, and not designed for actual game play.

          13. Miniature baseballs (other than authentic) made of leather, measuring 6-1/2" or less in circumference, featuring any of the Logos specified in SCHEDULE A, LOGOS Nos. 1-6 printed on the baseballs, packaged with a miniature glove (other than authentic) made of leather, and not designed for actual game play.

          14. Baseballs (other than authentic) made of synthetic leather, featuring individual screen printed Minor League Baseball club logos with the Logos of the Major League Baseball Club affiliated with such featured Minor League Baseball club, and not designed for actual game play.

          15. Oversized baseballs (other than authentic) made of synthetic white or dual-color leather, and featuring any of the Logos specified in SCHEDULE A, LOGOS Nos. 1-6 and the names and likenesses of current Major League Baseball players.

          16. Playground balls made of rubber and featuring any of the Logos specified in SCHEDULE A, LOGOS Nos. 1-6 and the names and likenesses of current Major League Baseball players.

          17. Children's soft baseballs filled with polyester, made of vinyl, featuring any of the Logos specified in SCHEDULE A, LOGOS Nos. 1-6 screen printed on the baseballs, and available in various sizes.

          18. Children's soft toy baseball bats filled with polyester, made of vinyl, featuring any of the Logos specified in SCHEDULE A, LOGOS Nos. 1-6 screen printed on the bats, and packaged with Licensed Product No. 17.

          19. Sweatbands measuring 5" in size, featuring any of the individual Logos specified in SCHEDULE A, LOGOS No. 2 on vinyl patches and sewn on the sweatband, and sold in pairs or individually.

          20. Baseballs (other than authentic) made of synthetic leather, featuring Astros Field, and not designed for actual game play.

          21. Baseballs (other than authentic) made of synthetic leather, featuring Pacific Bell Park (subject to SCHEDULE G, MISCELLANEOUS No. 6), and not designed for actual game play.

          22. Baseballs (other than authentic) made of synthetic leather, featuring Comerica Park (subject to SCHEDULE G, MISCELLANEOUS No.
               6), and not designed for actual game play.

          23. Baseballs (other than authentic) made of synthetic leather, featuring lenticular designs of any of the Logos specified in SCHEDULE A, LOGOS Nos. 1-2, and not designed for actual game play.

          24. Baseballs (other than authentic) made of synthetic leather, featuring lenticular designs of the Logos specified in SCHEDULE A, LOGOS Nos. 1-2 with the names and/or likenesses of current Major League Baseball players, and not designed for actual game play.

          25. Glow-in-the-dark baseballs (other than authentic) made of synthetic leather, featuring any of the Logos specified in SCHEDULE A, LOGOS Nos. 1-5 printed on the baseballs, and not designed for actual game play.

          26. Baseballs (other than authentic) made of synthetic leather, depicting Randy Johnson in uniform, featuring Arizona Diamondbacks Logos, with language or designs commemorating Randy Johnson's 3,000th career strikeout, and not designed for actual game play.

          27. Baseballs (other than authentic) made of synthetic white leather, featuring printed New York Mets, New York Yankees and MLB Subway Series Logos in conjunction with MTA subway identifications, to be distributed by Stadia Tins, Ltd. only, and not designed for actual game play.

          28. Puzzles made of plastic, in the shape and size of baseballs (other than authentic), and' featuring any of the Logos specified in SCHEDULE A, LOGOS Nos. 1-6.

          29. Miniature bobblehead dolls made of plastic, depicting current Major League Baseball players in uniform, measuring 4" in size, featuring any of the Logos specified in SCHEDULE A, LOGOS Nos. 1 -6, and sold in sets of three (3) or more.

          30. Miniature bobblehead toppers made of plastic, depicting current Major League Baseball players in uniform, packaged with pencils, and each featuring any of the Logos specified in SCHEDULE A, LOGOS Nos. 1-6.

          31. Key chains with a miniature bobble head doll depicting current Major League Baseball players in uniform, made of plastic, and featuring any of the Logos specified in SCHEDULE A, LOGOS NOS. 1 -6.

          32. Bobblehead dolls made of plastic, depicting current Major League Baseball players in uniform, measuring 7" in size, featuring any of the Logos specified in SCHEDULE A, LOGOS Nos. 1-6, and packaged with baseballs (other than authentic) depicting current Major League Baseball players in uniform.

          33. Non-replica batting helmets made of plastic, featuring any of the Logos specified in SCHEDULE A, LOGOS Nos. 1-6, not designed for actual game play, and available in youth one-size-fits-all.

          34. Containers in the shape of a miniature batting helmet, made of plastic, and featuring any of the Logos specified in SCHEDULE A, LOGOS Nos. 1 -6.

          35. Cereal bowls in the shape of a miniature batting helmet, made of plastic, and featuring any of the Logos specified in SCHEDULE A, LOGOS Nos. 1-6.

          36. Micro-miniature batting helmets made of plastic, featuring any of the Logos specified in SCHEDULE A, LOGOS Nos. 1-6, and sold for vending machines or in sets.

          37.  Any of Licensed Product Nos. 1-4, 7-13, 15-19, 23-25 and 28-36
               featuring either of the Logos specified in SCHEDULE A, LOGOS No. 7 with or without any of the Logos specified in SCHEDULE A, LOGOS Nos. 1-6.

       The right to use the following ballpark names and images are not granted hereunder: BankOne Ballpark, Busch Stadium, Cinergy Field, Coors Field, Dodger Stadium, Edison International Field, Enron Field, Network Associates Coliseum, Pro Player Stadium, Qualcomm Stadium, SkyDome, The Ballpark in Arlington, 3Com Park, and Tropicana Field.

       For purposes of this Agreement, "authentic" baseballs shall mean: baseballs made of genuine leather featuring the words "Official Ball", and which are identical in design, including, but not limited to, style, color and Logo usage and placement, to the baseballs used on-field in Major League Baseball games, in accordance with the relevant Major League Rules.

       For purposes of this Agreement, "authentic" gloves shall mean: gloves identical in design (including, but not limited to, style, silhouette, color and Logo usage and placement) and fabrication to gloves used on-field by Major League Baseball players.

       For purposes of this Agreement, "authentic" baseball bats shall mean: baseball bats made of wood, featuring the Major League Baseball silhouetted batter logo and individual Club Logos, and marketed under Licensor's MLB Authentic Collection line of products.

       Licensee represents that Licensed Product Nos. 1, 2, 4-8, 10-14, 20-27 and 33 shall include the following warning, or such other language as may be approved by Licensor, on the outside of the packaging: "Caution: This product is designed to be used for non-recreational purposes only and is not intended to be used for actual game play."

       Rights to utilize (i) the names, likenesses and/or signatures of any individuals (including, without limitation, Randy Johnson and current Major League Baseball players), and (ii) any copyright, trademark or other property or identifications belonging to any entity other than those identified in Paragraph 1 and SCHEDULE A of this Agreement (including, without limitation, Metropolitan Transportation Authority marks and subway identifications (including, without limitation, the 4 and 7 trains, subway token and Metrocard designs), Licensee-created language or designs commemorating Randy Johnson's 3000th career strikeout), are not granted under this Agreement. Upon request, Licensee must present to Licensor written evidence of having obtained the proper authorization to utilize any such names, likenesses and/or signatures.

       Except to the extent specifically set forth above, only Licensor's then-current Logos shall be featured in the Licensed Products.

                                   SCHEDULE C
                                   ----------

LICENSED TERRITORY
------------------

       I. FOR LICENSED PRODUCT NOS. 1-13,15-18 AND 20-37:
          -----------------------------------------------

                The fifty United States of America, the District of Columbia, Puerto Rico and U.S. territories and possessions, including U.S. military bases worldwide.

       II.  For Licensed Product No. 14:
            ----------------------------

                The fifty United States of America, the District of Columbia and Canada; provided, however, that Licensed Products bearing the Logos of the Buffalo Bisons may not be distributed within a 75-mile radius of Dunn Tire Park, Buffalo, New York, Licensed Products bearing the Logos of the Carolina Mudcats may not be distributed within a 100-mile radius of Five County Stadium, Zebulon, North Carolina, and Licensed Products bearing the Logos of the Toledo Mud Hens may not be distributed within a 100-mile radius of Ned Skeldom Stadium, Toledo, Ohio.

       III. For Licensed Product No. 19:
            ----------------------------

                Concession outlets located within the ballparks of the applicable Club whose Logos are featured only. ,


                               SCHEDULE D
                               ----------

LICENSE PERIOD

      January 1, 2002 - December 31, 2003


                                   SCHEDULE E
                                   ----------

COMPENSATION
------------

       TOTAL GUARANTEED COMPENSATION: $550,000.00 PAYABLE AS:

            (I)   NON-RETURNABLE ADVANCE COMPENSATION DUE UPON SIGNING:

                  April 1, 2002..............................$50,000.00

                  August 1, 2002............................$100,000.00

            (II)  REMAINDER OF GUARANTEED COMPENSATION DUE AS FOLLOWS:

                  November 1,2002...........................$100,000.00

                  Total 2002 Guarantee.......................$250,000.00

                  April 1, 2003.............................$100,000.00
                  August 1, 2003............................$100,000.00

                  November 1, 2003..........................$100,000.00

                  TOTAL 2003 GUARANTEE......................$300,000.00


PERCENTAGE COMPENSATION
-----------------------

FOR LICENSED PRODUCT NOS. 1-4, 7-13, 15-23, 25, 27-28 AND 33-36:
----------------------------------------------------------------

      Eleven percent (11%) of net sales (as defined in Paragraph 4(B)).

FOR LICENSED PRODUCT NOS. 5, 6 AND 37:
--------------------------------------

      Twelve percent (12%) of net sales.

FOR LICENSED PRODUCT NOS. 14, 24 AND 26:
----------------------------------------

      Six percent (6%) of net sales.

FOR LICENSED PRODUCT NOS. 29-32:
--------------------------------

      Nine percent (9%) of net sales.

      In each of the above cases, Percentage Compensation shall be applied against Guaranteed Compensation payable in the same calendar year only, without carryover. Percentage Compensation attributable to premium sales of the Licensed Product(s) shall not be applied against Total Guaranteed Compensation.

                                   SCHEDULE F
                                   ----------

MANUFACTURERS
--------------

   LICENSEE SHALL LIST BELOW EACH MANUFACTURER (AS DEFINED IN PARAGRAPH 13(O) UTILIZED IN CONNECTION WITH THE LICENSED PRODUCT(S). LICENSEE ACKNOWLEDGES THAT IT MAY NOT ALLOW ANY MANUFACTURER TO ACT AS A DISTRIBUTOR OF THE LICENSED PRODUCT(S).

   1) Licensed Product(s): 33 and 36

      Name of Manufacturer: Artek Innovations

      Address: 42 Cameron Road, Hong Kong

      Telephone: 852-2789-2922

      Principal Contact: Terry Caan

      Approved by Major League Baseball Properties, Inc.:_______________________
                                                            Initials/Title

   2) Licensed Product(s): 1, 2, 4-8, 10-15 and 20-27

      Name of Manufacturer: Tayang Sporting Goods

      Address: Kaosihay City, Taiwan

      Telephone: 886-7238-1071

      Principal Contact: Catherine Liu

      Approved by Major League Baseball Properties, Inc.:_______________________
                                                            Initials/Title

   3) Licensed Product(s): 17 and 18

      Name of Manufacturer: Hugo Creation Industrial Ltd.

      Address: Kowloon, Hong Kong

      Telephone: 852-2330-3612

      Principal Contact: C.K. Li

      Approved by Major League Baseball Properties, Inc.:_______________________
                                                            Initials/Title

                                   SCHEDULE G
                                   ----------

EXCLUSIVITY
-----------

       Provided that Licensee is not in default or breach under this Agreement between Licensee and Licensor at any time during the license period provided herein, Licensor acknowledges that, subject to Paragraph 1 and the second sentence of Paragraph 19 of this Agreement regarding premium items, Licensee shall be the exclusive retail licensee of Licensor granted rights by Licensor on behalf of the Clubs to, during the license period, manufacture and distribute for retail use Licensed Product No. 23 throughout the Licensed Territory.

STRIKE CLAUSE/GAME CANCELLATIONS
--------------------------------

       In the event of a players' strike or other labor-related dispute which results in the cancellation of regular season games for more than twenty-one
(21) consecutive days (the "Cancellation"), Licensee shall have an opportunity to demonstrate that its sales of Licensed Products have declined as a result thereof and, if proven to the reasonable satisfaction of Licensor, then Licensor will not be entitled to its full minimum Guaranteed Compensation payable during any calendar year during which such Cancellation occurred. Subject to Licensee demonstrating such adverse effects on its sales of Licensed Products as set forth above, Licensor and Licensee will negotiate in good faith an appropriate adjustment of Licensee's financial commitments for any such calendar year.

PRODUCT CREDIT
--------------

      Licensee shall provide to Licensor merchandise credit in the amount of $10,000 (wholesale value) during the license period. Licensee shall ship at Licensee's expense and at Licensor's direction such merchandise as Licensor shall request from time to time under this merchandise credit.


ADVERTISING, MARKETING & PROMOTION
----------------------------------

       1. Licensee acknowledges that it is required to promote the Licensed Products under this Agreement. Accordingly, to satisfy part of that obligation, by March 1 of each year of the licensed period, Licensee shall pay Licensor the amount of $2,500 for Licensor's use in connection with Licensor- driven programs and/or initiatives designed to promote merchandise licensed by Licensor.

       2. In addition to the financial commitments specified in Schedule A, Advertising, Marketing & Promotion No. 1 above, Licensee has agreed to sponsor or purchase a booth at the Major League Baseball All-Star FanFest ("FanFest") event conducted during each year of the license period (at a minimum expenditure of $5,000 each year) and to execute Licensor's standard FanFest Sponsorship agreement in connection therewith. The extent of Licensee's participation at FanFest shall be mutually agreed upon by Licensee and Licensor.


MISCELLANEOUS
-------------

       1. Notwithstanding anything to the contrary contained in Paragraph 11 of this Agreement, and subject to Paragraph 10 regarding such materials and copy, Licensee shall be permitted to distribute the Licensed Product(s) via the Internet; provided, however, that Licensee shall not distribute, sell, or otherwise distribute or allow for the sale or distribution of, directly or through others, the Licensed Product(s) outside the Licensed Territory, and shall include prominent language on the Internet site(s) through which the Licensed Product(s) are offered that Licensee may not fulfill orders for delivery of the Licensed Product(s) outside of the Licensed Territory.

       2. Licensee represents and warrants that in addition to the periodic statements Licensee must provide to Licensor pursuant to Paragraph 5 of this Agreement, Licensee shall provide to Licensor an itemized accounting of all sales of Licensed Products in Puerto Rico during the license period on a monthly basis.

       3. Notwithstanding anything to the contrary contained in Paragraph 11, Licensee acknowledges and agrees that Licensee may not sell or offer to sell or distribute the Licensed Products via mass direct print mail solicitations to consumers absent the prior written consent of Licensor.

       4. Notwithstanding anything to the contrary contained in this Agreement, Licensee acknowledges and agrees that in all cases where Licensor is not granting both the image and word mark of a particular mascot included in SCHEDULE A, LOGOS No. 5, Licensee shall not include any aspect of such mascot (whether image or word mark) in the Licensed Products without Licensor's prior written consent, which shall be determined on a case-by-case basis.

       5. Licensee acknowledges that the right to feature Minor League Baseball club logos on Licensed Product No. 14 is not granted hereunder and has been granted pursuant to license agreement ML-10199E between Licensee and Licensor (the "Minor League Agreement"). Licensee further acknowledges and agrees that in addition to the Percentage Compensation payable by Licensee hereunder on sales of Licensed Product No. 14, Licensee shall pay percentage compensation of six percent (6%) of net sales to

Licensor on sales of such Licensed Product pursuant to the Minor League Agreement. No Percentage Compensation payable hereunder with respect to the Licensed Product featuring the Minor League Baseball club logos shall offset or apply against Percentage Compensation payable on Licensed Product No. 14 pursuant to the Minor League Agreement.

       6. Licensee acknowledges and agrees that due to the fact that Licensee is sending periodic statements to Licensor by the 30th day of every calendar quarter as per Paragraph 5 of this Agreement instead of by the 15th day (as is Licensor's standard policy), Licensee may receive notices from Licensor's Finance Department ("Finance Notices") informing Licensee that its periodic statements are overdue. The parties hereby acknowledge and agree that such Finance Notices will not signal a default hereunder (for submission on the 30th day) unless accompanied by a letter expressly stating actions or inactions constituting a Licensee default, or such default is expressly communicated by Licensor to Licensee separate and apart from such Finance Notices. Notwithstanding anything to the contrary contained in the preceding sentence, Licensor shall not be deemed to have waived, hindered, or in any manner impaired its rights or remedies hereunder and under applicable laws in the event of a Licensee default, including, without limitation, any failure to comply with the remaining reporting and payment obligations of this Agreement.

       7. With respect to Licensed Products featuring the name and/or image of the ballparks specified in SCHEDULE A, LOGOS Nos. 6 and 7 (the "Ballparks"), and in addition to all other terms contained in this Agreement, Licensee represents, warrants and agrees to the following:

          a. That it shall limit its use of the Ballparks only to the products and quantities (if any limitation) defined in SCHEDULE B.

          b. That it shall not use the name or images of the Ballparks other than as authorized hereunder, unless otherwise approved by Licensor. In the event Licensor approves such additional use, this Agreement shall be amended in writing to include such additional use.

          c. That, by signing this Agreement, it is contractually obligating itself to each of Miller Brewing Company, PNC Bank Corp., Pacific Telesis Group, and SAFECO Corporation (collectively, the "Ballpark Entities") to comply with the terms and conditions contained in this Agreement for use of their respective Ballpark names and/or images.

          d. That it has been or will be supplied with standards for use of the SAFECO Field name and image and that it shall comply with such standards.

          e. That it is financially and by experience able to meet the applicable quality standards set forth herein.

          f. That it will comply with and be subject to all the terms and conditions of this Agreement.

          g. That it will, within ten (10) days after written notification of non-compliance, which written notice may emanate from Licensor, the individual Clubs, or any of the Ballpark Entities, discontinue (i) manufacturing, selling and/or distributing of any and all materials, including, without limitation, any goods or services, that do not comply with this Agreement, and (ii) applying the Ballpark name and images to any products and services, and selling or distributing any such products or services, that in the reasonable and good faith judgment of Licensor, the individual Clubs, or any of the Ballpark Entities, do not meet the applicable quality standards.

          h. That it will follow in all respects any graphics guidelines as to color and format of the Ballpark name and images that shall be provided to it by Licensor.

          i. That any breach by it of these terms and conditions would result in irreparable injury to Licensor, the individual Clubs, and/or the Ballpark Entities, for which money damages would not be a sufficient remedy. Therefore, in addition to any other remedies that may be available, Licensor, the individual Clubs, and/or the Ballpark Entities shall be entitled to specific performance and injunctive or other equitable relief as a remedy for any such breach, and it waives the requirement for the securing or posting of a bond in connection with such remedy.

LICENSEE AFFILIATES
-------------------

       In connection with Paragraph 4(B) above, Licensee acknowledges and agrees that it shall not distribute the Licensed Product(s) to or through its Licensee Affiliates unless such distribution is (i) set forth below and pre-approved in writing by Licensor and (ii) in compliance with the terms of Paragraph 4(B) above.

       Licensee shall list below each Licensee Affiliate (as defined in Paragraph 4(B)) to whom Licensee proposes to distribute the Licensed Product(s). Licensee agrees that at no time during the license or sell-off periods shall it sell, directly or indirectly, to any of the Licensee Affiliates listed below, or to any individual or entity affiliated in any manner with any of such Licensee Affiliates, any Licensed Product(s) for subsequent sale or distribution, without prior written approval of Licensor.

      1) Licensed Product(s):___________________________________________________

         Name of Licensee Affiliate:____________________________________________

         Address:_______________________________________________________________

         Telephone:_____________________________________________________________

         Principal Contact:_____________________________________________________

         Approved by Major League Baseball Properties, Inc.:____________________
                                                              Initials/Title

      2) Licensed Product(s):___________________________________________________

         Name of Licensee Affiliate:____________________________________________

         Address:_______________________________________________________________

         Telephone:_____________________________________________________________

         Principal Contact:_____________________________________________________

         Approved by Major League Baseball Properties, Inc.:____________________
                                                              Initials/Title

      3) Licensed Product(s):___________________________________________________

         Name of Licensee Affiliate:____________________________________________

         Address:_______________________________________________________________

         Telephone:_____________________________________________________________

         Principal Contact:_____________________________________________________

         Approved by Major League Baseball Properties, Inc.:____________________
                                                              Initials/Title

DISTRIBUTORS
------------

      Licensee shall list below each Distributor (as defined in Paragraph 11) utilized in connection with the Licensed Product(s). Licensee acknowledges that it may not allow any Distributor to act as a manufacturer of the Licensed Product(s).

1)   Licensed Product(s): 27

     Name of Distributor: Stadia Tins, Ltd.

     Address: 219 West 16th Street, New York, NY 10011

     Telephone: (212) 620-9697

     Principal Contact: Roderick Kennedy, Jr.

     Approved by Major League Baseball Properties, Inc.:________________________
                                                            Initials/Title

     2) Licensed Product (s):

     Name of Distributor:

     Address:

     Telephone:

     Principal Contact:

     Approved by Major League Baseball Properties, Inc.:________________________
                                                            Initials/Title

     3) Licensed Product (s):___________________________________________________

        Name of Distributor:____________________________________________________

        Address:________________________________________________________________

        Telephone:______________________________________________________________

        Principal Contact:______________________________________________________

        Approved by Major League Baseball Properties, Inc.:_____________________
                                                               Initials/Title

BRAND NAMES

     Concurrently with its execution of this Agreement, Licensee will list below the brand names that Licensee desires or intends to use on the Licensed Product(s). Licensee acknowledges and agrees that nothing herein shall be construed as Licensor's grant, approval, or acceptance of such brand names.

      1) Licensed Product(s) Nos.:______________________________________________

         Brand Name(s):_________________________________________________________

      2) Licensed Product(s) Nos.:______________________________________________

         Brand Name(s):_________________________________________________________

      3) Licensed Product(s) Nos.:______________________________________________

        Brand Name(s):__________________________________________________________

      In the event Licensee wishes to substitute a brand name for those listed above or wishes to add to the number of brand names, Licensee shall first obtain Licensor's written approval of such brand names.

      IN WITNESS WHEREOF, the parties hereto have signed this Agreement:

MAJOR LEAGUE BASEBALL PROPERTIES, INC.,
on its own behalf and as agent for the Major
League Baseball Clubs, Pacific Telesis Group, the Office of the Commissioner of Baseball and the American and National Leagues of Professional Baseball Clubs




BY:______________________________________

TITLE:___________________________________





FOTOBALL USA, INCORPORATED


BY:______________________________________

TITLE:___________________________________